UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 9, 2009

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pravda Street, 15A Moscow, Russia	125124
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +7-495-785-6333

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b).                            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Alexander E. Rodnyansky, former Chief Executive Officer and President of CTC Media, was appointed to the Board of Directors of CTC Media effective November 2008.  Pursuant to his Amended and Restated Employment Agreement dated as of October 8, 2008, as further amended, Mr. Rodynyasky agreed that his irrevocable resignation from the Board of Directors would be effective upon the earliest to occur of several events, including the date 90 days following receipt of written notice from Alfa CTC Holdings Limited (“Alfa”) or MTG Russia AB (“MTG”), the principal stockholders of the Company, stating that either or both of Alfa and MTG no longer support his remaining a member of the Board of Directors.  Alfa and MTG provided such notice to Mr. Rodnyansky on November 9, 2009.  Accordingly, Mr. Rodnyansky’s resignation from the Board of Directors will be effective by no later than February 7, 2010.

Item 8.01.                                       Other Events.

On November 9, 2009, CTC Media filed civil complaints in New York state court and the Delaware chancery court against Alexander E. Rodnyansky, the Company’s former Chief Executive Officer and President and a member of the Company’s Board of Directors.

CTC has become aware that Mr. Rodnyansky has been actively involved in the business of one of the Company’s competitors in Russia, in breach of his contractual obligations to the Company, as well as his fiduciary duties as a director of the Company.

A copy of the Company’s press release regarding these lawsuits is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d)     Exhibits

99.1             Press release dated November 9, 2009, relating to the filing of lawsuits by the Company against Alexander Rodnyansky, the Company’s former Chief Executive Officer and President and a member of the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: November 9, 2009	By:	/s/ ANTON KUDRYASHOV
Name: Anton Kudryashov
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1

Press release dated November 9, 2009, relating to the filing of lawsuits by the Company against Alexander Rodnyansky, the Company’s former Chief Executive Officer and President and a member of the Board of Directors.